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                                                                     Exhibit 5.1

               [Letterhead of Smith Helms Mulliss & Moore, L.L.P.]

                                 October 4, 2001

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

     Re: Registration Statement on Form S-3 with respect to an Aggregate of $2,000,000,000 of Junior Subordinated Notes and Guarantees

Ladies and Gentlemen:

     We have acted as counsel for Bank of America Corporation (the "Corporation") in connection with the registration by the Corporation of up to an aggregate of $2,000,000,000 of its junior subordinated notes (the "Notes") and guarantees of preferred securities of certain trusts (the "Guarantees", and, together with the Notes, the "Securities") as set forth in the Registration Statement on Form S-3 (the "Registration Statement") that is being filed on the date hereof with the Securities and Exchange Commission (the "Commission") by the Corporation pursuant to the Securities Act of 1933, as amended. This opinion letter is Exhibit 5.1 to the Registration Statement.

     The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus") and any amendments or supplements thereto.

     We have relied upon an officer's certificate as to corporate action heretofore taken with respect to the Securities.

     Based on the foregoing, we are of the opinion that when (1) the Registration Statement shall have been declared effective by order of the Commission, (2) the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such Securities have been issued, sold and delivered upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement(s) to such Prospectus (including, in the case of the Notes, due authentication thereof by the Trustee or by the authenticating agent, in accordance with the provisions of the Indenture under which the Notes are to be issued), then the Securities will be validly authorized and issued and binding obligations of the Corporation.

     We are licensed to practice law in the State of North Carolina. The opinions expressed herein are limited to the Federal laws of the United States of America, the laws of the State of North Carolina and the General Corporation Law of the State of Delaware, and we express no opinion concerning the laws of any other jurisdiction.

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Bank of America Corporation
Page 2

     This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. This opinion may not be relied upon by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation or entity for any purposes whatsoever without our prior written consent. We hereby consent to be named in the Registration Statement and in the Prospectus as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as
Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,



                                         SMITH HELMS MULLISS & MOORE, L.L.P.
                                         /s/ SMITH HELMS MULLISS & MOORE, L.L.P.